Exhibit 10.1
July 16, 2008

Mr. Edward A. Wagner

Dear Ed:

It gives me great pleasure to extend an employment offer to you as Sr. Vice President of Global Operations for Key Technology.  In this capacity, you will report directly to me and be located at the company headquarters in Walla Walla.

Everyone with whom you interacted at Key, including Board members, was exceedingly impressed with your general management and operations experience, your demonstrated capacity to grow global enterprises across diverse markets, and your strong interest in the Key organization.  We believe your contributions to the future of the company will be significant and we judge your fit with the organization to be very good.

As the SVP Global Operations, you will be responsible for the corporation’s operations strategy and execution, and its alignment with the overall strategic vision.  This will include accountability for key operational areas on a worldwide basis, including manufacturing and delivery, manufacturing engineering, materials/supply chain, project engineering, and manufacturing quality.  You will be responsible for budgeting, forecasting, reporting, and analysis of operational results.  And you will participate as an important member of an executive team charged with growing this business and increasing shareholder value.

As we’ve previously discussed, the elements of our offer package are as follows:

Exempt Base Salary

$ 210,000 per year, paid bi-weekly at a rate of $8,076.92.  Your first performance review and any associated merit adjustment to your salary will occur in November of 2008.

Note: Your employment with Key Technology is contingent upon successfully completing a drug screen, criminal history, social security, education and reference check all scheduled for you by the Human Resources Department.

Annual Incentive Plan

Effective with the 2009 fiscal year, you will be eligible for full participation in the Annual Executive Incentive Plan.  The potential payout under this incentive plan is tied to achieving the Net Income target established in the 2009 operating plan, as well as performance against other predefined metrics to which we agree.  Reward thresholds for over-plan performance on Net Income will be communicated to you at a later time.   There will be no incentive payout for the 2008 fiscal year.

Under the Executive Incentive Plan, your target 2009 bonus will be 75% of your base salary.  Should achievement of the Net Income goal exceed the defined performance target, there is upside earning potential that would allow you to receive as much as 120% of base salary bonus (maximum).

Long-Term Incentive Plan

Key has a Long-Term Incentive Plan that takes the form of restricted stock grants.  The restricted stock grants to Executive Staff are awarded on an annual basis.  The number of shares awarded each individual is determined as a function of their personal contribution and the stock price at point of grant.

I am pleased to offer you a restricted stock hiring grant of 6,575 shares, the current value of which will approximate your starting annual salary.  This grant is effective on your start date.  One third of the shares will vest over a three-year period (annually) based on continuous employment (service). The remaining two thirds of the shares will cliff-vest at the completion of the same three-year period, based on meeting three-year performance targets (cumulative net income), to be defined in the near future.  You will be eligible for additional annual grants, commencing in FY 2009.

The overall objective of the incentive plan for senior executives is to structure a plan where we can earn substantial incentive compensation for exceptional performance.

Benefits

Provided we receive your completed enrollment forms, your group health, life, disability, and other standard benefit coverages will begin on your first day of employment.
Beginning with your first pay period you will accrue vacation at the rate of 6.15 hours (160 hours per year).  Human Resources will forward a packet of information to you about these benefit programs under separate cover.

You will be eligible to participate in the company’s 401K Plan on the first of the month following hire.  The company matches 50% of up to an 8% employee contribution to the plan.

You will also be eligible to participate in our Employee Stock Purchase Plan at the first quarterly enrollment date following the first 30-days of employment, in accordance with the plan document.  This plan allows employees to purchase Key Technology stock at a 15% discount to market price and is administered through payroll deduction.

Relocation

Human Resources will arrange for packing and transport of normal household goods to Walla Walla through Corporate Relocation Services.  You will receive a housing allowance of $40,000, paid in 12 monthly payments of $3,333.  This allowance is intended for your use in securing housing in Walla Walla and will be grossed-up for tax purposes.  Separately, the Company will pay for a suite at the Marcus Whitman from July 27th through September 4th.

For a period of three months, the Company will reimburse the transportation costs for trips home on weekends, or in the alternative, for your wife to venture to Walla Walla for visits and/or house hunting.

This program does not cover expenses related to selling your current home or expenses related to the purchase of a home in Walla Walla.  Key will provide you with an Incidental Relocation Expense Allowance in the amount of $50,000, to be paid to you within 30 days of completing the relocation of your primary residence to Walla Walla.  Relocation costs will be provided without tax consequence to you.  Expenses viewed as taxable income under IRS guidelines will be grossed up for tax purposes.

It’s our expectation that you and your wife will move and establish residence in Walla Walla.  We would therefore expect your move to Walla Walla to be fully completed within twelve months of your hire date.  All elements of the offered relocation support will remain in effect through that date.

I-9 Requirement

It is required by law that all persons working in the United States must provide proof of their employment eligibility by furnishing their employer with appropriate documentation on the first day of employment.  Therefore, should you accept our offer; we will need to verify the appropriate identification detailed in the lists attached (one from List A – or – one from List B and one from List C).  Please let us know in advance of any complications.

LIST A	LIST B	LIST C
U.S. Passport	Driver License or I.D. Card	Social Security Card
Certificate of U.S. Citizenship	U.S. Military Card	Birth Certificate
Certificate of naturalizations	Other (must specify)	Unexpired INS Employment
Unexpired foreign passport
Alien Registration card with photograph

Ed, we are exceedingly pleased with your acceptance of our offer and we look forward to your joining the company on July 28th.  Should you have questions or need clarification about any of the terms in this offer, please don’t hesitate to contact me.   In order to officially confirm your acceptance of employment, please sign the attached confirmation page and return it to the Human Resources department as soon as possible. The letter is yours to keep.

Sincerely,

/s/  David Camp
Chief Executive Officer

BE ADVISED: Only offers that are made in writing and signed by an authorized Company representative will be considered valid and honorable by the Company.  Verbal offers will not be acknowledged or honored for any reason or from any person.

Employment Confirmation

I, Ed Wagner, accept Key Technology, Inc.’s offer of employment for the position of Sr. Vice President of Global Operations.  I understand the terms and conditions of the employment offer as described in my offer letter.  I also acknowledge that the employment is of an “at will” nature, which means that I may resign at anytime and my Employer may discharge me at any time, with or without cause.

/s/ Ed Wagner                                                          7/16/08
Ed Wagner                                                                Date

/s/ David Camp                                                        7/17/08
David Camp                                                              Date
Chief Executive Officer